Exhibit 99.1

EBAY INC. REPORTS STRONG SECOND QUARTER REVENUE AND EARNINGS GROWTH

SAN JOSE, Calif., July 21, 2010 — Global ecommerce and online payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the fiscal second quarter ended June 30, 2010, increased 6% to $2.2 billion, or 15% excluding Skype, compared to the same period of 2009. The company recorded second quarter net income on a GAAP basis of $412.2 million, or $0.31 per diluted share, and non-GAAP net income of $530.2 million, or $0.40 per diluted share, representing an 18% increase excluding Skype, compared to the same period of 2009.

The company’s PayPal business delivered record second quarter performance. PayPal added a million new accounts each month during the quarter and its merchant services business continued to gain share in ecommerce. For three consecutive quarters, PayPal’s merchant services business has grown by over 40% year over year. The company also reported that the multiyear turnaround of its eBay business continued on track in the second quarter, with strength in Europe, expected performance in Asia, slower than expected growth in the U.S. and progress against underlying customer metrics focused on trust, value and selection for the world’s largest online marketplace.

“We delivered strong second quarter results, demonstrating the global strength and increasing diversity of our business,” said John Donahoe, eBay Inc. President and CEO. “PayPal is strong and getting stronger, building a robust and innovative global footprint serving all of ecommerce. And our eBay turnaround remains on track, with strong performance in Europe, significant changes in the U.S. and continued improvements to the buying and selling experience. We continue to focus on delivering strong financial results, managing a healthy balance sheet and making the necessary investments to compete, win and satisfy our customers.”

Second Quarter 2010 Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter		Change
	2009	2010
Net revenue	$2,098	$2,215	$117	6%
Non-GAAP net revenue (excl. Skype)	$1,928	$2,215	$287	15%
GAAP
Net income	$327	$412	$85	26%
Earnings per diluted share	$0.25	$0.31	$0.06	24%
Non-GAAP
Net income	$479	$530	$52	11%
Earnings per diluted share	$0.37	$0.40	$0.03	8%
Non-GAAP excluding Skype
Net income	$440	$530	$90	20%
Earnings per diluted share	$0.34	$0.40	$0.06	18%
Business Units
PayPal
Net revenue	$669	$817	$148	22%
Net total payments volume	$16,705	$21,394	$4,689	28%
Merchant services net total payment volume	$9,119	$13,064	$3,945	43%
Marketplaces
Net revenue	$1,259	$1,398	$139	11%
Gross merchandise volume (excl. vehicles)	$11,125	$12,531	$1,406	13%
U.S.	$4,689	$4,801	$112	2%
International	$6,436	$7,730	$1,294	20%

Other Selected Financial Results

•

Operating margin — GAAP operating margin for the second quarter increased to 21.9%, compared to 19.6% for the same period last year. Non-GAAP operating margin increased slightly to 29.1% for the quarter, compared to 28.7% for the same period last year, as productivity gains were offset in part by faster growth in the company’s lower margin PayPal business.

•

Taxes — The GAAP effective tax rate for the second quarter of 2010 was 17%, compared to 20% for the second quarter of 2009. The non-GAAP effective tax rate was 21% for the second quarter of 2010, compared to 20% for the second quarter of 2009.

•	Cash flow — The company generated $726.4 million of operating cash flow and $519.2 million of free cash flow during the quarter.

•

Cash and cash equivalents and non-equity investments — The company’s cash and cash equivalents and non-equity investments portfolio totaled $5.6 billion at June 30, 2010, compared to $5.2 billion at December 31, 2009.

Business Outlook — Impact of Stronger Dollar

For the full year 2010, eBay expects its PayPal business unit to continue its strong performance, resulting in a positive impact to full year net revenues of approximately $100 million and $0.06 to $0.08 per diluted share. The company expects its Marketplaces business unit to continue its strong growth in Europe, offset by its slower growth in the U.S.

However, full year pressure from the stronger U.S. dollar, relative to other currencies, is expected to have full year negative impact on 2010 net revenues of approximately $250 million and $0.09 to $0.11 per diluted share.

As a result, the company is modestly adjusting full year guidance from that provided on January 20, 2010 and reaffirmed on April 21, 2010. The company now estimates full year 2010 net revenues in the range of $8.8 billion to $9.0 billion, representing growth of 9% to 11% compared to 2009, excluding Skype. The company also estimates GAAP earnings per diluted share in the range of $1.23 to $1.28 and non-GAAP earnings per diluted share in the range of $1.60 to $1.65, representing growth of 9% to 12% compared to 2009, excluding Skype.

Third quarter 2010 guidance includes the negative impact of pressure from a stronger U.S. dollar on net revenues and earnings on a year-over-year basis of approximately $70 million and $0.02 per diluted share. For the third quarter 2010, eBay estimates net revenues in the range of $2.13 billion to $2.18 billion representing growth of 4% to 6% compared to third quarter 2009, excluding Skype. The company also estimates GAAP earnings per diluted share in the range of $0.26 to $0.28 and non-GAAP earnings per diluted share in the range of $0.35 to $0.37, representing growth of 0% to 6% compared to third quarter 2009, excluding Skype.

Quarterly Conference Call

eBay will host a conference call to discuss second quarter 2010 results at 2 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) connects millions of buyers and sellers globally on a daily basis through eBay, the world’s largest online marketplace, and PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP operating margin, non-GAAP net revenue excluding Skype, non-GAAP net income, non-GAAP net income excluding Skype, non-GAAP earnings per diluted share, non-GAAP earnings per diluted share excluding Skype, non-GAAP effective tax rate, and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Net Income Excluding Skype,” “Reconciliation of GAAP Net Revenue to Non-GAAP Net Revenue Excluding Skype,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” and “Reconciliation of Operating Cash Flows to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the third quarter and full year 2010 and the future growth in the Payments and Marketplaces businesses. The company’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the further impact of the credit crisis and the sovereign debt crisis in Europe, a continued or worsening economic downturn, declining consumer confidence and other changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related, and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and grow its open platform initiative and as new laws and regulations related to financial services companies are passed; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	John Pluhowski	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations Web site:	http://investor.ebayinc.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet

	December 31, 2009	June 30, 2010
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,999,818	$4,037,442
Short-term investments	943,986	860,440
Accounts receivable, net	407,507	388,925
Loans and interest receivable, net	622,846	647,316
Funds receivable and customer accounts	2,157,945	2,256,985
Other current assets	328,106	484,205

Total current assets	8,460,208	8,675,313
Long-term investments	1,381,765	1,827,886
Property and equipment, net	1,314,328	1,429,210
Goodwill	6,143,086	5,921,852
Intangible assets, net	767,812	610,224
Other assets	341,121	283,099

Total assets	$18,408,320	$18,747,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$192,412	$191,919
Funds payable and amounts due to customers	2,157,945	2,256,985
Accrued expenses and other current liabilities	981,784	977,958
Deferred revenue and customer advances	99,305	92,551
Income taxes payable	210,522	44,848

Total current liabilities	3,641,968	3,564,261
Deferred and other tax liabilities, net	929,143	967,177
Other liabilities	49,561	46,855

Total liabilities	4,620,672	4,578,293

Total stockholders’ equity	13,787,648	14,169,291

Total liabilities and stockholders’ equity	$18,408,320	$18,747,584

eBay Inc.

Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	(In thousands, except per share amounts)
Net revenues (2)	$2,097,992	$2,215,379	$4,118,578	$4,411,436
Cost of net revenues (1)	591,773	615,371	1,165,159	1,221,926

Gross profit	1,506,219	1,600,008	2,953,419	3,189,510

Operating expenses:
Sales and marketing (1)	464,500	478,236	867,816	924,397
Product development (1)	198,403	225,317	399,919	435,456
General and administrative (1)	257,498	262,100	525,789	538,843
Provision for transaction and loan losses	92,681	92,032	173,915	198,061
Amortization of acquired intangible assets	63,795	48,895	127,263	102,147
Restructuring	17,653	8,863	24,264	17,432

Total operating expenses	1,094,530	1,115,443	2,118,966	2,216,336

Income from operations (2)	411,689	484,565	834,453	973,174
Interest and other income (expense), net	(4,529)	14,821	13,563	20,867

Income before income taxes	407,160	499,386	848,016	994,041
Provision for income taxes	(79,818)	(87,194)	(163,561)	(184,196)

Net income	$327,342	$412,192	$684,455	$809,845

Net income per share:
Basic	$0.25	$0.31	$0.53	$0.62

Diluted	$0.25	$0.31	$0.53	$0.61

Weighted average shares:
Basic	1,288,815	1,310,042	1,286,407	1,305,595

Diluted	1,300,434	1,329,618	1,294,219	1,327,770

(1) Includes stock-based compensation as follows:

Cost of net revenues	$11,696	$11,249	$26,480	$24,283
Sales and marketing	29,203	25,189	62,889	53,680
Product development	25,072	23,991	55,751	51,155
General and administrative	30,463	31,554	65,160	64,934

	$96,434	$91,983	$210,280	$194,052

(2)	For the three-month period ended June 30, 2010, foreign currency movements relative to the U.S. dollar, including the impact of any effective hedging activities, negatively impacted net revenues by approximately $7.7 million and positively impacted operating income by approximately $0.4 million compared to the same period of the prior year. For the six-month period ended June 30, 2010, foreign currency movements relative to the U.S. dollar, including the impact of any effective hedging activities, positively impacted net revenues by approximately $80.5 million and positively impacted operating income by approximately $37.8 million compared to the same period of the prior year.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	(In thousands)
Cash flows from operating activities:
Net income	$327,342	$412,192	$684,455	$809,845
Adjustments:
Provision for transaction and loan losses	92,681	92,032	173,915	198,061
Depreciation and amortization	197,805	187,817	395,094	375,839
Stock-based compensation	96,434	91,983	210,280	194,052
Changes in assets and liabilities	16,456	(57,645)	(64,499)	(433,156)

Net cash provided by operating activities	730,718	726,379	1,399,245	1,144,641

Cash flows from investing activities:
Purchases of property and equipment, net	(128,454)	(207,201)	(219,388)	(359,457)
Changes in principal loans receivable, net	(14,469)	(63,760)	31,735	(48,110)
Purchases of investments	(38,863)	(349,808)	(52,457)	(1,294,201)
Maturities and sales of investments	—	493,460	5,944	752,906
Acquisitions, net of cash acquired	(1,209,433)	(7,000)	(1,209,433)	(7,000)
Repayment of Skype note receivable	—	—	—	125,000
Other	15,094	(357)	15,415	(4,773)

Net cash used in investing activities	(1,376,125)	(134,666)	(1,428,184)	(835,635)

Cash flows from financing activities:
Proceeds from issuance of common stock	32,909	57,522	35,735	99,639
Excess tax benefits from stock-based compensation	14	3,464	16	24,457
Tax withholdings related to net share settlements of restricted stock awards and units	(2,064)	(3,233)	(19,412)	(73,733)
Net borrowings under credit agreement	—	—	(600,000)	—
Funds receivable and customer accounts	(192,839)	58,175	(309,635)	(99,040)
Funds payable and amounts due to customers	192,839	(58,175)	309,635	99,040

Net cash (used in) provided by financing activities	30,859	57,753	(583,661)	50,363

Effect of exchange rate changes on cash and cash equivalents	131,006	(205,027)	(2,711)	(321,745)

Net (decrease) increase in cash and cash equivalents	(483,542)	444,439	(615,311)	37,624
Cash and cash equivalents at beginning of period	3,057,159	3,593,003	3,188,928	3,999,818

Cash and cash equivalents at end of period	$2,573,617	$4,037,442	$2,573,617	$4,037,442

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type

	Three Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
	(In thousands, except percentages)
Net transaction revenues

Marketplaces	$1,056,917	$1,151,361	$1,219,739	$1,172,939	$1,182,513
Current quarter vs prior quarter	2%	9%	6%	(4%)	1%
Current quarter vs prior year quarter	(14%)	(1%)	17%	13%	12%
Percent of Marketplaces revenue from international	54%	54%	58%	58%	56%

Payments	630,162	649,159	757,040	766,572	770,755
Current quarter vs prior quarter	4%	3%	17%	1%	1%
Current quarter vs prior year quarter	9%	13%	25%	27%	22%
Percent of Payments revenue from international	45%	46%	48%	47%	48%

Communications (1)	155,661	172,957	103,240	N/A	N/A
Current quarter vs prior quarter	9%	11%	(40%)
Current quarter vs prior year quarter	20%	26%	(26%)
Percent of Communications revenue from international	83%	83%	83%

Total net transaction revenues	1,842,740	1,973,477	2,080,019	1,939,511	1,953,268
Current quarter vs prior quarter	3%	7%	5%	(7%)	1%
Current quarter vs prior year quarter	(5%)	5%	16%	9%	6%

Marketing services and other revenues

Marketplaces	201,782	213,222	243,543	213,856	215,821
Current quarter vs prior quarter	6%	6%	14%	(12%)	1%
Current quarter vs prior year quarter	(10%)	0%	10%	12%	7%
Percent of Marketplaces revenue from international	71%	69%	67%	71%	70%

Payments	39,139	38,904	38,584	42,690	46,290
Current quarter vs prior quarter	3%	(1%)	(1%)	11%	8%
Current quarter vs prior year quarter	82%	86%	104%	12%	18%
Percent of Payments revenue from international	6%	6%	6%	7%	6%

Communications (1)	14,331	12,249	8,786	N/A	N/A
Current quarter vs prior quarter	44%	(15%)	(28%)
Current quarter vs prior year quarter	152%	95%	34%
Percent of Communications revenue from international	68%	65%	65%

Total marketing services and other revenues	255,252	264,375	290,913	256,546	262,111
Current quarter vs prior quarter	7%	4%	10%	(12%)	2%
Current quarter vs prior year quarter	1%	10%	18%	7%	3%

Total net revenues	$2,097,992	$2,237,852	$2,370,932	$2,196,057	$2,215,379

Current quarter vs prior quarter	4%	7%	6%	(7%)	1%
Current quarter vs prior year quarter	(4%)	6%	16%	9%	6%

(1)	On November 19, 2009, the company completed the sale of Skype to an investor group for cash, a subordinated note and an equity stake of approximately 30 percent in the outstanding capital stock of the entity that purchased Skype (which is now named Skype). Accordingly, Skype’s operating results are not consolidated in the company’s 2010 results. However, Skype’s results of operations are consolidated in the company’s 2009 results through the date of sale. The company’s non-controlling interest in Skype is accounted for under the equity method of accounting.

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Segment

	Three Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
	(In thousands, except percentages)
Marketplaces	$1,258,699	$1,364,583	$1,463,282	$1,386,795	$1,398,334
Current quarter vs prior quarter	3%	8%	7%	(5%)	1%
Current quarter vs prior year quarter	(14%)	(1%)	15%	13%	11%
Percent of Marketplaces revenue from international	57%	56%	60%	60%	58%

Payments	669,301	688,063	795,624	809,262	817,045
Current quarter vs prior quarter	4%	3%	16%	2%	1%
Current quarter vs prior year quarter	11%	15%	28%	26%	22%
Percent of Payments revenue from international	43%	44%	46%	45%	46%

Communications (1)	169,992	185,206	112,026	N/A	N/A
Current quarter vs prior quarter	11%	9%	(40%)
Current quarter vs prior year quarter	25%	29%	(23%)
Percent of Communications revenue from international	81%	81%	81%

Total net revenues	$2,097,992	$2,237,852	$2,370,932	$2,196,057	$2,215,379

Current quarter vs prior quarter	4%	7%	6%	(7%)	1%
Current quarter vs prior year quarter	(4%)	6%	16%	9%	6%

Net Revenues by Geography (2)

	Three Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
	(In thousands, except percentages)
U.S. net revenues	$959,697	$1,013,477	$1,043,310	$1,004,211	$1,032,104
Current quarter vs prior quarter	(1%)	6%	3%	(4%)	3%
Current quarter vs prior year quarter	(4%)	1%	11%	4%	8%
Percent of total	46%	45%	44%	46%	47%

International net revenues	1,138,295	1,224,375	1,327,622	1,191,846	1,183,275
Current quarter vs prior quarter	8%	8%	8%	(10%)	(1%)
Current quarter vs prior year quarter	(5%)	10%	21%	13%	4%
Percent of total	54%	55%	56%	54%	53%

Total net revenues	$2,097,992	$2,237,852	$2,370,932	$2,196,057	$2,215,379

Current quarter vs prior quarter	4%	7%	6%	(7%)	1%
Current quarter vs prior year quarter	(4%)	6%	16%	9%	6%

(1)	On November 19, 2009, the company completed the sale of Skype to an investor group for cash, a subordinated note and an equity stake of approximately 30 percent in the outstanding capital stock of the entity that purchased Skype (which is now named Skype). Accordingly, Skype’s operating results are not consolidated in the company’s 2010 results. However, Skype’s results of operations are consolidated in the company’s 2009 results through the date of sale. The company’s non-controlling interest in Skype is accounted for under the equity method of accounting.
(2)	Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, other service provider or, until the sale of Skype on November 19, 2009, the Skype user’s Internet protocol address, as the case may be, is located.

eBay Inc.

Unaudited Payments Supplemental Operating Data

	Three Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
	(In millions, except percentages)
Active registered accounts (1)	75.4	78.0	81.0	84.3	87.2
Current quarter vs prior quarter	3%	3%	4%	4%	3%
Current quarter vs prior year quarter	20%	19%	15%	15%	16%

Net number of payments (2)	259.6	273.9	329.9	337.0	337.3
Current quarter vs prior quarter	2%	6%	20%	2%	0%
Current quarter vs prior year quarter	23%	28%	31%	33%	30%

Net total payment volume (3)	$16,705	$17,686	$21,366	$21,348	$21,394
Current quarter vs prior quarter	5%	6%	21%	(0%)	0%
Current quarter vs prior year quarter	12%	19%	34%	35%	28%
Merchant Services net total payment volume as % of net total payment volume	55%	56%	57%	59%	61%
Bill Me Later net total payment volume as % of net total payment volume	1%	1%	1%	1%	1%

Transaction rates (4)
Transaction revenue rate	3.77%	3.67%	3.54%	3.59%	3.60%
Transaction processing expense rate	1.15%	1.16%	1.14%	1.13%	1.17%
Transaction loss rate	0.30%	0.25%	0.20%	0.18%	0.17%

Loan portfolio rates
Risk adjusted margin (5)	10.28%	8.98%	10.26%	11.53%	12.82%
Net charge-off rate (6)	11.08%	11.53%	11.14%	9.49%	8.56%
90-day delinquency rate (7)	4.64%	4.97%	4.20%	3.84%	3.31%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.
(2)	Number of payments, net of payment reversals, successfully completed through PayPal’s Payments network and on Bill Me Later accounts during the quarter, excluding PayPal’s payment gateway business.
(3)	Total dollar volume of payments, net of payment reversals, successfully completed through PayPal’s Payments network and on Bill Me Later accounts during the quarter, excluding PayPal’s payment gateway business.
(4)	Transaction rates represent the ratio of Payments net transaction revenues (including PayPal’s payment gateway business and Bill Me Later), Payments third-party processing expenses, and Payments fraud and protection program losses relative to net total payment volume.
(5)	The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.
(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.
(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data

	Three Months Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
	(In millions, except percentages)
Active Users (1)	88.4	89.2	90.1	89.5	91.8
Current quarter vs prior quarter	0%	1%	1%	(1%)	3%
Current quarter vs prior year quarter	2%	2%	3%	1%	4%

Gross Merchandise Volume (excluding vehicles) (2)	$11,125	$12,191	$14,235	$13,371	$12,531
Current quarter vs prior quarter	3%	10%	17%	(6%)	(6%)
Current quarter vs prior year quarter	(10%)	7%	24%	24%	13%

Vehicles Gross Merchandise Volume (3)	$2,302	$2,388	$2,095	$2,021	$2,189
Current quarter vs prior quarter	11%	4%	(12%)	(4%)	8%
Current quarter vs prior year quarter	(32%)	(18%)	(4%)	(3%)	(5%)

Fixed Price Trading (4) as % of total gross merchandise volume	51%	56%	56%	57%	59%

eBay’s classifieds websites, Rent.com and Shopping.com are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and Internet Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.
(2)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.
(3)	Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.
(4)	Primarily, total gross merchandise volume related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.

Business Outlook

(In Millions, Except Per Share Amounts)

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov.

Three Months Ending September 30, 2010
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Revenues	$2,130 - $2,180	$2,130 - $2,180
Diluted EPS	$0.26 - $0.28	$0.35 - $0.37

Twelve Months Ending December 31, 2010
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Revenues	$8,800 - $9,000	$8,800 - $9,000
Diluted EPS	$1.23 - $1.28	$1.60 - $1.65

(a)	Estimated non-GAAP amounts above for the three months ending September 30, 2010, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $60-$70 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $90-$110 million and estimated restructuring charges of approximately $5 million.
(b)	Estimated non-GAAP amounts above for the 12 months ending December 31, 2010, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $230-$245 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $410-$440 million and estimated restructuring charges of approximately $20-$25 million.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP operating margin, non-GAAP net revenue excluding Skype, non-GAAP net income, non-GAAP net income excluding Skype, non-GAAP earnings per diluted share, non-GAAP earnings per diluted share excluding Skype, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on pages 11, 13 and 14 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also excludes its proportionate share of Skype’s stock-based compensation expense.

Employer payroll taxes on stock-based compensation. This amount is dependent on eBay’s stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses from the disposal of a business. eBay incurs amortization or impairments of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the disposal of a business and therefore excludes these amounts from its non-GAAP measures. eBay also excludes its proportionate share of Skype’s amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the disposal of a business and excludes this settlement payment. In addition, eBay’s results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes these items because management does not believe they have any direct correlation to the current operating results of eBay’s business.

Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.

Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

The presentation of non-GAAP net income excluding Skype and non-GAAP earnings per diluted share excluding Skype also excludes, in addition to the amounts described above, Skype’s 2009 results of operations, which were consolidated in the company’s 2009 results through the date of sale (November 19, 2009). The presentation of non-GAAP net revenue excluding Skype excludes Skype’s 2009 net revenue, which was consolidated in the company’s 2009 net revenue through the date of sale.

        In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	June 30, 2009	June 30, 2010
	(In thousands, except percentages)
GAAP operating income	$411,689	$484,565
Stock-based compensation expense	96,434	91,983
Employer payroll taxes on stock-based compensation	934	1,265
Amortization of acquired intangible assets within cost of net revenues	11,747	10,079
Amortization of acquired intangible assets within operating expenses	63,795	48,895
Restructuring	17,653	8,863

Non-GAAP operating income	$602,252	$645,650

Non-GAAP operating margin	28.7%	29.1%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Net Income Excluding Skype

	Three Months Ended
	June 30, 2009	June 30, 2010
	(In thousands, except per share amounts)
GAAP net income	$327,342	$412,192
Stock-based compensation expense	96,434	91,983
Employer payroll taxes on stock-based compensation	934	1,265
Amortization of acquired intangible assets within cost of net revenues	11,747	10,079
Amortization of acquired intangible assets within operating expenses	63,795	48,895
Restructuring	17,653	8,863
Amortization of intangibles and stock-based compensation for Skype	—	9,435
Income taxes associated with certain non-GAAP entries	(39,308)	(52,548)

Non-GAAP net income	$478,597	$530,164

Non-GAAP net income attributable to Skype	(38,595)	—

Non-GAAP net income excluding Skype	$440,002	$530,164

Diluted net income per share:

GAAP	$0.25	$0.31

Non-GAAP	$0.37	$0.40

Non-GAAP excluding Skype	$0.34	$0.40

Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,300,434	1,329,618

Reconciliation of GAAP Net Revenue to Non-GAAP Net Revenue Excluding Skype

	Three Months Ended
	June 30,	June 30,
	2009	2010
	(In thousands)
GAAP Net Revenue	$2,097,992	$2,215,379
Less: Net Revenue attributable to Skype	169,992	—

Non-GAAP Net Revenue excluding Skype	$1,928,000	$2,215,379

eBay Inc.

Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended
	June 30, 2009	June 30, 2010
	(In thousands, except percentages)
GAAP provision for income taxes (a)	$79,818	$87,194
Income taxes associated with certain non-GAAP entries	39,308	52,548

Non-GAAP provision for income taxes (b)	$119,126	$139,742

GAAP income before income taxes (c)	$407,160	$499,386
Stock-based compensation expense	96,434	91,983
Employer payroll taxes on stock-based compensation	934	1,265
Amortization of acquired intangible assets within cost of net revenues	11,747	10,079
Amortization of acquired intangible assets within operating expenses	63,795	48,895
Restructuring	17,653	8,863
Amortization of intangibles and stock-based compensation for Skype	—	9,435

Non-GAAP income before income taxes (d)	$597,723	$669,906

GAAP effective tax rate (a/c)	20%	17%

Non-GAAP effective tax rate (b/d)	20%	21%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	June 30, 2009	June 30, 2010
	(In thousands)
Net cash provided by operating activities	$730,718	$726,379
Less: Purchases of property and equipment, net	(128,454)	(207,201)

Free cash flow	$602,264	$519,178